Exhibit 5.1

MUNGER, TOLLES & OLSON LLP

350 South Grand Avenue, 50th Floor

Los Angeles, California 90071-3426

April 16, 2020

Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131
Re:	Senior Notes of Berkshire Hathaway Inc.

Ladies and Gentlemen:

We have acted as counsel to Berkshire Hathaway Inc. (the “Issuer”), a Delaware corporation, in connection with the issuance and sale by the Issuer of (i) ¥56,300,000,000 aggregate principal amount of the Issuer’s 0.674% Senior Notes due 2023 (the “2023 Notes”), (ii) ¥41,600,000,000 aggregate principal amount of the Issuer’s 0.879% Senior Notes due 2025 (the “2025 Notes”), (iii) ¥29,000,000,000 aggregate principal amount of the Issuer’s 1.002% Senior Notes due 2027 (the “2027 Notes”), (iv) ¥18,300,000,000 aggregate principal amount of the Issuer’s 1.110% Senior Notes due 2030 (the “2030 Notes”), (v) ¥25,800,000,000 aggregate principal amount of the Issuer’s 1.585% Senior Notes due 2040 (the “2040 Notes”), (vi) ¥18,500,000,000 aggregate principal amount of the Issuer’s 1.779% Senior Notes due 2050 (the “2050 Notes”) and (vii) ¥6,000,000,000 aggregate principal amount of the Issuer’s 2.000% Senior Notes due 2060 (the “2060 Notes” and, together with the 2023 Notes, the 2025 Notes, the 2027 Notes, the 2030 Notes, the 2040 Notes and the 2050 Notes, the “Securities”), pursuant to that certain Underwriting Agreement (the “Agreement”), dated as of April 9, 2020, by and between (a) the Issuer and (b) Goldman Sachs International, J.P. Morgan Securities plc, Merrill Lynch International and Mizuho Securities USA LLC.

The Securities will be issued pursuant to an Indenture, dated as of January 26, 2016, by and among the Issuer, Berkshire Hathaway Finance Corporation (“BHFC”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Indenture,” which term as used herein includes the Officers’ Certificate (as defined in the Indenture) dated April 16, 2020 establishing the form and terms of the Securities). The Issuer and BHFC have prepared and filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), (i) a registration statement on Form S-3 (File Nos. 333-229396 and 333-229396-01), including a prospectus, relating to the Securities (the “Registration Statement”), (ii) a Preliminary Prospectus, dated March 25, 2020 (the “Preliminary Prospectus”), and (iii) a Final Prospectus, dated April 9, 2020 (the “Final Prospectus” and together with the Preliminary Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

In our capacity as counsel for the Issuer, we have reviewed the Securities and originals or copies of corporate records of the Issuer, certificates of public officials, officers of the Issuer and others, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the legal capacity of all parties executing the documents.

In making our examination of documents executed by parties other than the Issuer, we have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the factual representations of the Issuer set forth in the officer’s certificates delivered to us by it in connection with our rendering of this opinion, the representations and warranties of the Issuer set forth in the Agreement and other information of or from responsible representatives of the Issuer and others and assume compliance on the part of all parties to the Agreement and the Transaction Documents (as defined in the Agreement) with their covenants and agreements contained therein.

Based on the foregoing, and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that the Securities being delivered on this date have been duly authorized, executed and delivered by the Issuer and, assuming the due authorization, execution and delivery of the Indenture by the Trustee and the due authentication of the Securities by the Trustee in accordance with the Indenture, constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The law covered by the opinion expressed above is limited to (i) the laws of the State of New York, and (ii) the General Corporation Law of the State of Delaware. We express no opinion as to any other laws of the State of Delaware or the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Issuer’s Form 8-K dated April 16, 2020 and to the use of our name in the Preliminary Prospectus and the Final Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Munger, Tolles & Olson LLP